                                                                    Exhibit 2.06

                       MASTER CORPORATE SERVICES AGREEMENT

                                  BY AND AMONG

                          CADENCE DESIGN SYSTEMS, INC.,

                             CADENCE HOLDINGS, INC.,

                                   TALITY, LP

                                       AND

                               TALITY CORPORATION



                                   DATED AS OF

                                 OCTOBER 4, 2000



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                                TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS...........................................................................................1
         SECTION 1.1       Additional Services...................................................................2
         SECTION 1.2       Corporate Service Schedule............................................................2
         SECTION 1.3       Impracticability......................................................................2
         SECTION 1.4       Party.................................................................................2
         SECTION 1.5       Separation Agreement..................................................................2
         SECTION 1.6       Service(s)............................................................................2
         SECTION 1.7       Software..............................................................................2

ARTICLE II  CORPORATE SERVICE SCHEDULES..........................................................................2
         SECTION 2.1       Execution of Schedules................................................................2
         SECTION 2.2       Schedule Contents.....................................................................2

ARTICLE III  SERVICES............................................................................................2
         SECTION 3.1       Services Generally....................................................................2
         SECTION 3.2       Service Boundaries....................................................................3
         SECTION 3.3       Impracticability......................................................................3
         SECTION 3.4       Additional Resources..................................................................3
         SECTION 3.5       Additional Services...................................................................3

ARTICLE IV  TERM & TERMINATION...................................................................................3
         SECTION 4.1       Term..................................................................................3
         SECTION 4.2       Termination...........................................................................4
         SECTION 4.3       Survival..............................................................................4
         SECTION 4.4       User Ids, Passwords and Other Access..................................................4

ARTICLE V  COMPENSATION..........................................................................................4
         SECTION 5.1       Charges For Services..................................................................4
         SECTION 5.2       Payment Terms.........................................................................4
         SECTION 5.3       Error Correction; True-Ups; Accounting................................................5
         SECTION 5.4       Pricing Adjustments...................................................................5

ARTICLE VI  GENERAL OBLIGATIONS; STANDARD OF CARE................................................................5
         SECTION 6.1       Performance Metrics...................................................................5
         SECTION 6.2       Disclaimer Of Warranties..............................................................5
         SECTION 6.3       Transitional Nature Of Services; Changes..............................................6
         SECTION 6.4       Responsibility For Errors; Delays.....................................................6
         SECTION 6.5       Good Faith Cooperation; Consents......................................................6
         SECTION 6.6       Alternatives..........................................................................6

ARTICLE VII  RELATIONSHIP AMONG THE PARTIES......................................................................7

ARTICLE VIII  SUBCONTRACTORS.....................................................................................7
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ARTICLE IX  INTELLECTUAL PROPERTY................................................................................7
         SECTION 9.1       Allocation Of Rights By Ancillary Agreements..........................................7
         SECTION 9.2       Existing Ownership Rights Unaffected..................................................7

ARTICLE X  CONFIDENTIALITY.......................................................................................7

ARTICLE XI  LIMITATION OF LIABILITY..............................................................................8

ARTICLE XII  FORCE MAJEURE.......................................................................................8

ARTICLE XIII  MISCELLANEOUS......................................................................................8
         SECTION 13.1      Incorporation by Reference............................................................8
         SECTION 13.2      Conflicting Agreements................................................................8
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                                       ii

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                       MASTER CORPORATE SERVICES AGREEMENT

         THIS MASTER CORPORATE SERVICES AGREEMENT (this "AGREEMENT"), dated and effective as of October 4, 2000, among Cadence Design Systems, Inc., a Delaware corporation (together with its Subsidiaries, "CADENCE"), Cadence Holdings, Inc., a Delaware corporation ("HOLDINGS"), Tality, LP, a Delaware limited partnership (the "PARTNERSHIP") and Tality Corporation, a Delaware corporation ("TALITY"). Capitalized terms used herein and not defined elsewhere herein shall have the meaning ascribed to them in Article I or in the Separation Agreement (as defined below).

                                    RECITALS

         WHEREAS, Holdings currently owns approximately 98% of the issued and outstanding shares of the capital stock of Tality;

         WHEREAS, Tality is the sole general partner of, and owns both a general and limited partnership interest in, the Partnership;

         WHEREAS, each of the Boards of Directors of Cadence, Tality and Holdings determined that it would be appropriate and desirable for Cadence to transfer (or cause to be transferred) to the Partnership, on behalf of Holdings, and for the Partnership to receive and assume, directly or indirectly, as a contribution from Holdings, certain assets and liabilities of Cadence associated with the Tality Business;

         WHEREAS, Cadence, Tality and Holdings are parties to that certain Master Separation Agreement, dated as of July 14, 2000, as amended or restated (the "SEPARATION AGREEMENT"), pursuant to which Cadence, Tality, Holdings and the Partnership have agreed, subject to certain conditions, to the legal separation of the Tality Business from Cadence's other businesses and to have the Partnership and its Subsidiaries own and operate the entire Tality Business; and

         WHEREAS, all conditions to the Separation have been satisfied or waived, and Cadence, Holdings, the Partnership and Tality now desire to execute and deliver this Master Corporate Services Agreement to set forth certain arrangements regarding the provision of services between Cadence, on the one hand, and Tality and the Partnership, on the other.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, the following capitalized terms shall have the meanings assigned to them below:

                                       1

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         Section 1.1 "ADDITIONAL SERVICES" shall have the meaning set forth in
Section 3.5.

         Section 1.2 "CORPORATE SERVICE SCHEDULE" means a corporate service schedule in the form attached hereto.

         Section 1.3 "IMPRACTICABILITY" shall have the meaning set forth in
Section 3.3.

         Section 1.4 "PARTY" means Cadence or Holdings, on the one hand, and Tality or the Partnership, on the other, and members of the Cadence Group or the Tality Group, as applicable.

         Section 1.5 "SEPARATION AGREEMENT" has the meaning set forth in the recitals.

         Section 1.6 "SERVICE(S)" shall have the meaning set forth in Section
3.1.

         Section 1.7 "SOFTWARE" means a Service Provider's software program(s), in object code only, listed and described in the relevant Corporate Service Schedule.

                                   ARTICLE II

                           CORPORATE SERVICE SCHEDULES

         Section 2.1 EXECUTION OF SCHEDULES. This Agreement shall govern individual corporate services as requested by Tality or the Partnership and provided by Cadence or requested by Cadence and provided by the Partnership, the details of which are set forth in the Corporate Service Schedules attached to this Agreement. Each Service shall be covered by this Agreement upon execution of a Corporate Service Schedule. Each Corporate Service Schedule executed by the parties hereto shall be incorporated by reference and become an integral part of this Agreement as if fully set forth herein.

         Section 2.2 SCHEDULE CONTENTS. For each Service, the Parties shall set forth, among other things, (a) the time period during which the Service shall be provided if different from the term of this Agreement determined pursuant to
Article IV; (b) a summary of the Service to be provided; (c) a description of the Service; (d) the cost methodology to be employed (including an estimated total charge), if any, for the Service and any other terms applicable thereto in the Corporate Service Schedule. Obligations regarding each Corporate Service Schedule shall be effective upon execution and delivery thereof.

                                   ARTICLE III

                                    SERVICES

         Section 3.1 SERVICES GENERALLY. Except as otherwise provided herein, during the term hereof, Cadence or the Partnership, as applicable (each, a "SERVICE PROVIDER"), shall provide or cause to be provided to Tality, the Partnership or Cadence, as applicable (each, a "SERVICE RECIPIENT"), the activities and services described in the Corporate Service Schedule(s) attached hereto. Each activity or service described in a Corporate Service Schedule shall be referred to herein as a "SERVICE." Collectively, the services described in all the Corporate Service Schedules (including Additional Services) shall be referred to herein as "SERVICES."

                                       2

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         Section 3.2 SERVICE BOUNDARIES. Except as provided in a Corporate
Service Schedule for a specific Service: (i) the Service Providers shall be required to provide their respective Services in substantially the same manner as such Services are being provided immediately prior to the date hereof, unless Cadence and the Partnership agree otherwise; and (ii) the Services shall be available only for purposes of (A) if Tality or the Partnership is the Service Recipient, conducting the business of the Partnership in substantially the same manner as it was conducted prior to the date hereof, unless Cadence and the Partnership agree otherwise, or (B) if Cadence is the Service Recipient, conducting the business of Cadence in substantially the same manner as it was conducted prior to the date hereof, unless Cadence and the Partnership agree otherwise.

         Section 3.3 IMPRACTICABILITY. No Service Provider shall be required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of the Service Provider, including unfeasible technological requirements, or to the extent the performance of such Service would require the Service Provider to violate any Applicable Law or would result in the breach of any software license or other contract to which the Service Provider is a party or by which it or any of its assets and properties is bound ("IMPRACTICABILITY").

         Section 3.4 ADDITIONAL RESOURCES. Except as provided in a Corporate Service Schedule for a specific Service, in providing the Services, the Service Providers shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of the Service Recipient's data to the Service Recipient or any alternative supplier of Services.

         Section 3.5 ADDITIONAL SERVICES. From time to time during the term hereof, the Parties may identify additional services that the Parties may agree to provide to each other in accordance with the terms of this Agreement (the "ADDITIONAL SERVICES"). Accordingly, the Parties shall execute additional Corporate Service Schedules for such Additional Services pursuant to Article II. The Parties may agree in writing on Additional Services during the term of this Agreement.

                                   ARTICLE IV

                               TERM & TERMINATION

         Section 4.1 TERM. The term of this Agreement shall commence on the date hereof and shall remain in effect until two (2) years after the date hereof (the "EXPIRATION DATE"), unless earlier terminated under Section 4.2. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services; PROVIDED, HOWEVER, that any such extension shall only apply to the Services for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Corporate Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date in the Corporate Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Corporate Service Schedule, subject to earlier termination as provided herein.

                                       3

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         Section 4.2 TERMINATION. A Party may terminate this Agreement with respect to any one or more of the Services provided to the Party hereunder, for any reason or for no reason, at any time upon six (6) months prior written notice to the other Party. The Parties may terminate this Agreement, by mutual consent, with respect to any one or more of the Services provided hereunder without notice. In addition, subject to Section 4.4 of the Separation Agreement, either Party may terminate this Agreement with respect to a specific Service if the other Party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) days after being given notice of the breach; PROVIDED, HOWEVER, that the non-terminating Party may request that the Parties engage in a dispute resolution negotiation as specified in Section 4.4 of the Separation Agreement prior to termination for breach.

         Section 4.3 SURVIVAL. Those Sections of this Agreement that, by their nature, are intended to survive termination shall survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

         Section 4.4 USER IDS, PASSWORDS AND OTHER ACCESS. The Parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords or other means of access to sites, systems and information are canceled or returned to the other Party as applicable.

                                    ARTICLE V

                                  COMPENSATION

         Section 5.1 CHARGES FOR SERVICES. Each Service Recipient shall pay the Service Provider of the relevant Service the charges determined in accordance with the pricing methodology set forth in the Corporate Service Schedule for each of the Services listed therein, as adjusted, from time to time, in accordance with the procedures set forth in Sections 5.3 and 5.4. Except as otherwise provided in the applicable Corporate Service Schedule, such fees shall include the direct costs, as determined using the process described in the Corporate Service Schedule for each such Service, and indirect costs of providing such Service. The Parties shall discuss in good faith any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth in a Corporate Service Schedule for a particular Service; PROVIDED, HOWEVER, that the incurrence of charges in excess of any such estimate shall not justify stopping the provision of, or payment for, Services under this Agreement.

         Section 5.2 PAYMENT TERMS. Except as set forth in the applicable Corporate Service Schedule (including the Tality SOW Schedule), each Service Provider shall bill the relevant Service Recipients quarterly for all charges accrued for Services to such Service Recipients during the quarter pursuant to the budgeted amounts set forth in each Corporate Service Schedule to this Agreement (the "QUARTERLY INVOICE"); PROVIDED, HOWEVER, that to the extent such charges exceed one hundred ten percent (110%) of the estimated quarterly costs stated in the relevant

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Corporate Service Schedule, the excess amount shall be included in the Quarterly
Invoice for the following quarter. The Quarterly Invoices shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Each Service Recipient shall pay the relevant Service Provider the amount of the Quarterly Invoices (the "QUARTERLY PAYMENTS") for all Services provided to the Service Recipient within thirty (30) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of twelve percent (12%) and the maximum rate allowed by law.

         Section 5.3 ERROR CORRECTION; TRUE-UPS; ACCOUNTING. Unless otherwise agreed by Cadence and the Partnership, no later than forty-five (45) days following the end of each quarter, representatives of each of Cadence and the Partnership shall meet to reconcile the Quarterly Payments made during the prior quarter with the actual costs incurred by the Service Providers during such period. If a Service Provider's actual costs were in excess of the amount of Quarterly Payments for such period, the Service Recipient shall transfer to the Service Provider the difference in immediately available funds no later than thirty (30) days following the end of such period. If a Service Provider's actual costs were less than the amount of Quarterly Payments for such period, the Service Provider shall transfer to the Service Recipient the difference in immediately available funds no later than thirty (30) days following the end of such period.

         Section 5.4 PRICING ADJUSTMENTS. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the parties, including any subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 5.4 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties' books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 5.2 or shall create a credit against amounts owed under this Agreement, as the case may be.

                                   ARTICLE VI

                      GENERAL OBLIGATIONS; STANDARD OF CARE

         Section 6.1 PERFORMANCE METRICS. Subject to Section 3.4 and any other terms of this Agreement, each Service Provider shall use all commercially reasonable efforts to maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for a Service Provider for a specific Service may be set forth in the corresponding Corporate Service Schedule. Where none is set forth, the Service Provider shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the date hereof and shall exercise the same care and skill as it exercises in performing similar services for itself.

         Section 6.2 DISCLAIMER OF WARRANTIES. THE PARTIES MAKE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A

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PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES
PROVIDED BY IT HEREUNDER.

         Section 6.3 TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that a Service Provider may make changes from time to time in the manner of performing its Services if such Service Provider is making similar changes in performing similar services for itself and if the Service Provider furnishes to the Service Recipient sixty
(60) days written notice regarding such changes.

         Section 6.4 RESPONSIBILITY FOR ERRORS; DELAYS. Each Service Provider's sole responsibility to its Service Recipients:

                 (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to the Service Recipients, as appropriate; PROVIDED, HOWEVER, that each Service Recipient must promptly advise its Service Provider of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and

                 (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

         Section 6.5 GOOD FAITH COOPERATION; CONSENTS. The parties shall cooperate in good faith with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including rights to use third party software needed for the performance of Services). The costs of obtaining any such third party consents, licenses, sublicenses or approvals shall be borne by the relevant Service Recipient. Each of the parties shall maintain, in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Corporate Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

         Section 6.6 ALTERNATIVES. If a Service Provider reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.5 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, the Service Provider shall use reasonable efforts, subject to Section 3.3 and Section 3.4, to continue providing the Service. To the extent an agreed upon alternative approach increases the cost of such Service Provider performing such Service above that which is included in the Service Provider's charge for the Service in question, the Service Recipient shall fully bear such increase unless they otherwise agree in writing.

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                                   ARTICLE VII

                         RELATIONSHIP AMONG THE PARTIES

         The relationship between the Cadence Parties, on the one hand, and the Tality Parties, on the other hand, established under this Agreement is that of independent contractors, and neither Party is, or shall be construed to be, an employee, agent, partner or joint venturer of or with the other. Each Service Provider shall be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its performance of Services under this Agreement. The Service Recipients agree to grant the Service Providers' personnel access to sites, systems and information as necessary for the Service Providers to perform their obligations hereunder.

                                  ARTICLE VIII

                                 SUBCONTRACTORS

         In its sole discretion, a Service Provider may engage a subcontractor to perform all or any portion of the Service Provider's duties under this Agreement; PROVIDED, HOWEVER that any such subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of the Master Confidentiality Agreement; and PROVIDED FURTHER that in such event the Service Provider shall remain responsible for the performance of such subcontracted Service.

                                   ARTICLE IX

                              INTELLECTUAL PROPERTY

         Section 9.1 ALLOCATION OF RIGHTS BY ANCILLARY AGREEMENTS. This Agreement and the performance of this Agreement shall not affect the ownership of any intellectual property or rights thereto allocated in the Ancillary Agreements (including the Master Intellectual Property Agreement).

         Section 9.2 EXISTING OWNERSHIP RIGHTS UNAFFECTED. Neither Party shall gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

                                    ARTICLE X

                                 CONFIDENTIALITY

         The terms of the Master Confidentiality Agreement shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement or that may be obtained in the course of performing the Services.

                                   ARTICLE XI

                             LIMITATION OF LIABILITY

         NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT.

                                   ARTICLE XII

                                  FORCE MAJEURE

         Service Providers shall be excused for any failure or delay in performing any of their obligations under this Agreement, if such failure or delay is caused by Force Majeure. For purposes hereof, "FORCE MAJEURE" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 13.1 INCORPORATION BY REFERENCE. Section 4.4 and all of the provisions of Article V (except for Section 5.13 thereof) of the Separation Agreement are incorporated into and made a part of this Agreement, as if fully set forth herein.

         Section 13.2 CONFLICTING AGREEMENTS. In the event of any irreconcilable conflict between this Agreement and the Separation Agreement, other Ancillary Agreement (including the Master Intellectual Property Agreement) or other agreement executed in connection herewith or therewith, the provisions of such other agreement shall prevail to the extent that they specifically address the subject matter of the conflict.

         WHEREFORE, the parties have executed and delivered this Agreement effective as of the date first set forth above.

CADENCE DESIGN SYSTEMS, INC.               TALITY, LP

By:   /s/R.L. Smith McKeithen              By: TALITY CORPORATION,
   --------------------------                   AS GENERAL PARTNER
Name: R. L. Smith McKeithen                    By:      /s/Duane W. Bell
Title: Senior Vice President and General          ------------------------------
Counsel                                        Name:   Duane W. Bell
                                               Title:  Senior Vice President,
                                                       Chief Financial Officer


CADENCE HOLDINGS, INC.                     TALITY CORPORATION

By:   /s/R.L. Smith McKeithen              By:     /s/Duane W. Bell
   --------------------------                 ----------------------------------
Name: R.L. Smith McKeithen                 Name:   Duane W. Bell
Title: Secretary                           Title:  Senior Vice President,
                                                   Chief Financial Officer

        Corporate Service Schedule to Master Corporate Services Agreement


1. Corporate Service Schedule #:____________ (To be inserted by responsible individual or department.)

2.  Functional Area:_______________

3. Start/End Date: The Services start on the effective date of the Master Corporate Services Agreement among Cadence Design Systems, Inc. ("Cadence"), Cadence Holdings, Inc., Tality, LP ("the Partnership") and Tality Corporation to which this Corporate Service Schedule is attached and end on October 1, 2002 unless otherwise indicated below.

    INDICATE BELOW IF OTHER START/END DATE:

    Start Date:_____________________________

    End Date:_______________________________

    If Start and End Dates vary by service and/or country, please indicate in
    Section 5 below.

4. Summary of Services (Describe the service to be provided in appropriate detail, including the applicable Service Provider and Service Recipient).

              SERVICE NAME               DESCRIPTION
              ------------               -----------



5. List of services to be provided per country and site: (List all the services to be provided at each site. Enter Start Date and End Date if different than
    Section 3 above.)

    COUNTRY        SITE        SERVICE(S)        START DATE        END DATE
    -------        ----        ----------        ----------        --------



6. Performance parameters/Service level: (State minimum performance expected from each service, if applicable.):

7.  Estimated Total Compensation:__________________________

8. Describe cost methodology and cost drivers used to calculate (i) Estimated Total Compensation; (ii) Quarterly Payments and (iii) actual costs. (Describe on an individual service basis if necessary):

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9.  Describe the process by which the cost of services will be adjusted in the instance of an increase/reduction in the services provided: (Describe on an individual service basis if necessary.)

10. Software: Will software be used or included with the Services to be provided under this Corporate Service Schedule: ____ Yes ____ No

    If yes, will source code be provided:  ____ Yes ____ No

    List software to be provided:

            SOFTWARE APPLICATION               NUMBER OF LICENSES TO BE PROVIDED
            --------------------               ---------------------------------



Upon execution and delivery of this Corporate Service Schedule by the parties, this Corporate Service Schedule is hereby deemed incorporated into and made part of the Master Corporate Services Agreement, and subject to all the terms thereof.

CADENCE DESIGN SYSTEMS, INC.               TALITY, LP

By:__________________________              By: TALITY CORPORATION,
Name:________________________                   AS GENERAL PARTNER
Title:_______________________                 By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________

CADENCE HOLDINGS, INC.                     TALITY CORPORATION

By:__________________________              By:__________________________________
Name:________________________              Name:________________________________
Title:_______________________              Title:_______________________________

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